Exhibit 3: Segment Information - Fourth Quarter 2008

	Beer - Chile		Beer - Argentina		Non-Alcoholics**		Wine		Spirits		Others
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
OPERATING RESULTS
(all figures in Ch$ millions)
Revenues
Core products	87.608	85.253	58.917	24.141	56.958	57.841	31.545	20.136	10.731	11.381	3.235	3.081
Other products	1.802	1.479	2.166	569	509	231	995	1.474	74	441	0	0
Total	89.409	86.732	61.083	24.710	57.467	58.072	32.540	21.610	10.805	11.821	3.235	3.081
% change	3,1%		147,2%		-1,0%		50,6%		-8,6%		5,0%

Cost of sales	(37.243)	(32.275)	(28.102)	(11.651)	(27.857)	(25.822)	(18.329)	(13.437)	(5.652)	(6.595)	(1.392)	(1.865)
% of sales	41,7%	37,2%	46,0%	47,2%	48,5%	44,5%	56,3%	62,2%	52,3%	55,8%	43,0%	60,5%

SG&A	(27.628)	(27.620)	(27.204)	(10.385)	(23.613)	(25.068)	(11.934)	(7.093)	(3.893)	(4.351)	(548)	(495)
% of sales	30,9%	31,8%	44,5%	42,0%	41,1%	43,2%	36,7%	32,8%	36,0%	36,8%	16,9%	16,1%

Operating profit	24.539	26.838	5.777	2.674	5.997	7.182	2.277	1.080	1.261	876	1.295	720
% change	-8,6%		116,1%		-16,5%		110,7%		44,0%		79,9%
% of sales	27,4%	30,9%	9,5%	10,8%	10,4%	12,4%	7,0%	5,0%	11,7%	7,4%	40,0%	23,4%

Depreciation	6.277	5.706	3.041	1.349	2.714	2.769	2.186	1.542	697	498	583	556
Amortization	15	5	139	33	6	-	266	108	19	7	(86)	-
EBITDA	30.830	32.549	8.957	4.056	8.717	9.951	4.728	2.730	1.976	1.381	1.793	1.276
% change	-5,3%		120,8%		-12,4%		73,2%		43,1%		40,5%
% of sales	34,5%	37,5%	14,7%	16,4%	15,2%	17,1%	14,5%	12,6%	18,3%	11,7%	55,4%	41,4%

	Beer - Chile		Beer - Argentina*		Non-Alcoholics**		Wine****		Spirits
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
VOLUMES & PRICING
					Total***		Total		Total
Volume (HLs)	1.614.117	1.572.271	1.245.553	911.757	1.664.722	1.692.279	245.795	215.422	54.788	59.014
% change	2,7%		36,6%		-1,6%		14,1%		-7,2%

					Soft Drinks		Chile - Domestic
					1.104.190	1.130.912	115.740	115.303
					-2,4%		0,4%
					Nectars		Chile - Bottled Exports
					197.131	181.656	115.285	86.493
					8,5%		33,3%
					Mineral Water
					363.401	379.711	Argentina
					-4,3%		14.770	13.626
							8,4%

* Volumes include exports of 70,814 HL (8,131 HL to Chile) and 59,170 HL (16,153 HL to Chile) in Q4'08 and Q4'07, respectively.
** Includes soft drinks (soft drinks, functional products, energy drinks, ice tea), nectars, mineral and purified water.
*** In unit cases, sales from the soft drinks and mineral water segment totaled 29.3 million and 29.8 million in Q4'08 and Q4'07, respectively.
**** Volumes do not include bulk volumes of 19,263 HL (12,008 HL from Chile exports and 7,255 HL from Argentina) and 31,792 HL (24,961 HL from Chile exports and 6,831 HL from Argentina) in Q4'08 and Q4'07, respectively.
						Total		Total
Price (Ch$ / HL)	54.276	54.223	47.302	26.478	34.215	34.179	128.339	93.470	195.864	192.848
% change (real)	0,1%		78,6%		0,1%		37,3%		1,6%

					Soft Drinks		Chile - Domestic
					33.478	33.258	77.949	59.991
					0,7%		29,9%
					Nectars		Chile - Bottled Exports
					46.441	48.362	167.143	132.353
					-4,0%		26,3%
					Mineral Water
					29.819	30.139	Argentina
					-1,1%		220.331	129.960
							69,5%